SUPPLEMENT DATED MARCH 18, 2013 TO YOUR PROSPECTUS

Effective at the close of business on April 30, 2013, this product will no longer be offered for sale. For sales that do not involve the exchange of another insurance product, We must receive the application, premium payment and all required forms in good order in our Administrative Office by the close of business on April 30, 2013. Applications received after this date will not be processed. For sales that involve an exchange of another insurance product (e.g., a 1035 exchange), We must receive the application and all required forms in good order in our Administrative Office by the close of business on April 30, 2013. Applications received after this date will not be processed. Premium payments for sales that involve the exchange of another insurance product must be received in our Administrative Office no later than the close of business on June 11, 2013. If we do not receive premium payments by this date the application will not be processed.  Any premium payments received after this date will be sent back to the surrendering company.  However, the surrendering company may not accept the returned premium payments or agree to put the original contract back in force.  In this event, the premium payments will be returned to you and you may incur taxes.

This supplement should be retained with your prospectus for future reference.

HV-7434